Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 15, 2012, relating to the financial statements of Nanosphere, Inc. and the effectiveness of Nanosphere Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Nanosphere, Inc. for the year ended December 31, 2011 and incorporated by reference in the Prospectus included in Registration Statement No. 333-161859 on Form S-3.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

July 19, 2012